UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    November 25, 2013

Oxford Industries, Inc.
(Exact name of registrant as specified in its charter)

Georgia	001-04365	58-0831862
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

999 Peachtree Street, N.E., Ste. 688, Atlanta, GA		30309
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:    (404) 659-2424

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On November 21, 2013, Oxford Industries, Inc. (the “Company”) entered into a First Amendment to Third Amended and Restated Credit Agreement (the “Amendment”), which amended the Third Amended and Restated Credit Agreement, dated June 14, 2012 (the “Revolving Credit Agreement”). The parties to the Revolving Credit Agreement, as amended, are the Company and its subsidiary, Tommy Bahama Group, Inc., as the borrowers, certain domestic subsidiaries of the Company as guarantors, the financial institutions party thereto as lenders, the financial institutions party thereto as issuing banks, and SunTrust Bank as administrative agent.

The Revolving Credit Agreement provides for a revolving credit facility of up to $235,000,000. The Amendment amends the Revolving Credit Agreement as follows: extends the maturity date of the facility from June 14, 2017 to November 21, 2018; reduces the applicable margins (by 25 or 50 bps, depending on excess availability under the facility at the time of determination) used to determinate the applicable interest rate(s); and modifies certain other provisions and restrictions under the Revolving Credit Agreement to be more favorable to and/or less restrictive on the Company.

The above description of the Amendment is not complete and is qualified in its entirety by the actual terms of the Amendment, attached hereto as Exhibit 10.1, and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No.	Description

10.1
First Amendment, dated November 21, 2013, to Third Amended and Restated Credit Agreement, by and among Oxford Industries, Inc., Tommy Bahama Group, Inc., the Persons party thereto from time to time as Guarantors, the financial institutions party thereto from time to time as lenders, the financial institutions party thereto from time to time as Issuing Banks and SunTrust Bank, as administrative agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OXFORD INDUSTRIES, INC.

Date: November 25, 2013	By	/s/ Thomas E. Campbell
Name: Thomas E. Campbell
Title: Senior Vice President-Law and Administration, General Counsel and Secretary